EMPLOYMENT AGREEMENT

Employment Agreement, between OXIR Investments, Inc., (the "Company") and Kirill Mendelson (the "Employee").

1. For good consideration the Company employs the Employee on the following terms and conditions.

2. Term of Employment: Subject to the provisions for termination set forth below the employment shall begin on September 1, 1998.

3. Salary: The Company shall pay the Employee a salary of $ 40,000 dollars per year and other considerations, for the services of the Employee. The salary is due on the first of every month and payable through the company's payroll.

4. As a signing bonus Mr. Mendelson is to receive 2% (two percent) of the entire companies stock. As of September 1, 1998 this number is equal to 270,000 (two hundred seventy thousand) shares and is calculated based on 13,500,000.00 outstanding shares.

5. Duties and Position: The Company hires the Employee in the capacity of Secretary and Treasurer. The Employee's duties may be reasonably modified at the Company's direction from time to time.

6. Confidentiality of Proprietary Information: Employee agrees, during or after the term of this employment, not to reveal confidential information, or trade secrets, to any person, firm, corporation, or entity. Should Employee reveal or threaten to reveal this information the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee.

7. Reimbursement of Expenses: The Employee may incur reasonable expenses for furthering the Company's business, including expenses for entertainment, travel and similar items. The Company shall reimburse Employee for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy.

8. Vacation: The Employee shall be entitled to a yearly vacation of forty days at full pay.


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9.  Automobile:  The Employee  shall be provided with the Company car that he is allowed to use after "regular business hours". The company takes an obligation of paying for insurance coverage, repair and maintenance for this car.

10. Disability: If Employee cannot perform the duties because of illness or incapacity for a period of more than 12 weeks, the compensation otherwise due during said illness or incapacity will be reduced by 50 percent. The Employee's full compensation will be reinstated upon return to work. However, if the Employee is absent from work for any reason for a continuous period of over 12 months, the Company may terminate the Employee's employment, and the Company's obligations under this agreement will cease on that date.

11. Termination of Agreement: The Company may terminate this agreement at any time upon 14 days written notice to the Employee. If the Company requests, the Employee will continue to perform his/her duties and be paid his/her regular salary up to the date of termination. In addition, the Company will pay the Employee on the date of termination a severance allowance of $20,000 less taxes and social security required to be withheld. Without cause, the Employee may terminate employment upon 14 days written notice to the Company. Employee may be required to perform his/her duties. Employee will be paid the regular salary to date of termination but shall not receive a severance allowance. Notwithstanding anything to the contrary contained in this agreement, the Company may terminate the Employee's employment upon 14 days notice to the Employee should any of the following events occur:

a) The sale of substantially all of the Company's assets to a single purchaser or group of associated purchasers; or

b) The sale, exchange, or other disposition, in one transaction of the majority of the Company's outstanding corporate shares, or

c) The Company's decision to terminate its business and liquidate its assets;

d)       Bankruptcy or Chapter 11 Reorganization.

12. Death Benefit: Should Employee die during the term of employment the Company shall pay to Employee's estate any compensation due through the end of the month in which death occurred plus severance in the amount of $60,000 dollars,

13. Assistance in Litigation: Employee shall upon reasonable notice, furnish such information and proper assistance to the Company as, it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment.

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14. Effect of Prior  Agreements:  This agreement  supersedes any prior agreement between the Company or any predecessor of the Company and the Employee, except that this agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this agreement.

15. Settlement by Arbitration: Any claim or controversy that arises out of or relates to this agreement or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court with jurisdiction.

16. Limited Effect of Waiver by Company. Should Company waive breach of any provision of this agreement by the Employee, that waiver will not operate or be construed as a waiver of further breach by the Employee.

17. Severability: If for any reason, any provision of this agreement is held invalid. all other provisions of this agreement shall remain in effect. If this agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this agreement had not been executed.

18. Assumption of Agreement by Company's Successors and Assignees: The Company's rights and obligations under this agreement will inure to the benefit and be binding upon the Company's successors and assignees.

19. Oral Modifications Not Binding: This instrument is the entire agreement of the Company and the Employee. Oral changes shall have no effect it may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Signed this First day of September 1998.

SIGNATURE                                   SIGNATURE
/s/Vassili Oxenuk President                 /s/Kirill Mendelson

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Vassili Oxenuk                              Kirill Mendelson